UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FTE NETWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	81-0438093
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

999 Vanderbilt Beach Road, Suite 601

Naples, Florida 34108

(Address of Principal Executive Offices)

1-877-878-8136

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 par share	NYSE AMERICAN LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock:

Voting. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Cumulative voting is permitted as it relates to the election of directors.

In general, (i) stockholder action (except for the election of directors, which requires a cumulative vote) is based on the affirmative vote of a majority of the votes cast.

Any action that the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. Notice of any stockholder approval without a meeting shall be given at least ten (10) days before the consummation of the action authorized by such approval to those stockholders who did not give their written consent and to those stockholders not entitled to vote thereon.

Dividends. The Board of Directors may from time to time declare, and we may pay, dividends on our outstanding shares in the manner and upon the terms and conditions provided by the general corporation laws of the State of Nevada.

Liquidation. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Miscellaneous. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no sinking fund provisions, redemption provisions or any other matters listed in Item 202(a) of Regulation S-K applicable to our common stock.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the NYSE American and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FTE Networks, Inc.

Date: December 11, 2017	By:	/s/ Michael Palleschi
	Name:	Michael Palleschi
	Title:	Chief Executive Officer